CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N‐1A of SWP Growth & Income ETF, a series of Manager Directed Portfolios, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 9, 2024